Exhibit 21.1

SUBSIDIARIES OF

RECRUITER.COM GROUP, INC.

Name	Jurisdiction
Recruiter.com, Inc.	Delaware
VocaWorks, Inc.	New Jersey
Recruiter.com Recruiting Solutions LLC	Delaware
Recruiter.com Consulting LLC	Texas